Exhibit g(ii)
GLOBAL REAL ESTATE INVESTMENTS FUND
c/o U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
EXPENSE LIMITATION AGREEMENT
     Ascent Investment Advisors, LLC (the “Adviser”) agrees to pay or absorb the expenses of Global Real Estate Investments Fund (the “Trust”), a Delaware statutory trust, or to waive fees payable to the Adviser under the Investment Management Agreement between the Adviser and the Trust (the “Advisory Agreement”), or both, in such amounts as may be necessary to limit ordinary annual operating expenses of the Trust’s shares (including all organization and offering expenses, but excluding interest, brokerage commissions and extraordinary expenses) (“Operating Expenses”) to the following per annum rate as a percentage of average daily net assets (the “Expense Limitation”):

Type of Security	Expense Limitation
Common	2.75%
     This Expense Limitation Agreement will remain in effect unless and until the Board of Trustees of the Trust approves its modification or termination; provided, however, that this Expense Limitation Agreement will terminate in the event that the Advisory Agreement is terminated by the Trust without the consent of the Adviser.
Excess Expense Reimbursement Agreement
     The Trust, subject to the Expense Limitation, agrees to reimburse the Adviser for any Operating Expenses in excess of the Expense Limitation that are paid or absorbed by the Adviser (including through waiver of the Adviser’s fee) pursuant to the agreement set forth above (“Excess Expenses”). Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses for any year to exceed the Expense Limitation; provided, however, that such reimbursement for Excess Expenses shall be made only if payable within three years of the end of the fiscal year in which such Excess Expenses were incurred. This agreement of the Trust to reimburse the Adviser for Excess Expenses shall terminate in the event the Adviser terminates the Advisory Agreement without the consent of the Trust.
[Signature Page Follows]

Agreed and Accepted as of October __,. 2009:
GLOBAL REAL ESTATE INVESTMENTS FUND

By:
Name:
Title:

ASCENT INVESTMENT ADVISORS, LLC

By:
Name:
Title:
[Signature Page of Expense Limitation Agreement]